Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 27, 2006, appearing in the Annual Report on Form 10-K of Hill International, Inc. for the year ended December 31, 2007.

/s/ Baker Tilly UK Audit LLP

Baker Tilly UK Audit LLP
April 14, 2008
Edison, New Jersey